Exhibit 99.1

Anworth Announces First Quarter 2008 Financial Results

First Quarter Highlights:

  Anworth earns $15.1 million in income from continuing operations after payment of preferred dividends during quarter, an increase of 91% from $7.9 million in the fourth quarter of 2007
  Agency MBS increased $1.1 billion from December 31, 2007 to $5.7 billion
  Agency MBS constitute 99.5% of portfolio at March 31, 2008
  Capital raised during the first quarter was $160 million
  Series B Preferred Stock conversion rate increased from 2.3809 shares of common stock to 2.4318 shares

SANTA MONICA, Calif.--(BUSINESS WIRE)--For the quarter ended March 31, 2008 and based on a weighted average of 72.6 million fully diluted shares outstanding, Anworth Mortgage Asset Corporation (NYSE: ANH) announced today unaudited net income to common stockholders of $15.1 million, or $0.21 per share, consisting of $16.6 million of income from continuing operations and $1.5 million of dividends paid to our preferred stockholders.

Anworth’s investments consist primarily of agency mortgage-backed securities, or Agency MBS.

At March 31, 2008, the Agency MBS portfolio at fair value was approximately $5.7 billion and was allocated as follows: approximately 17% agency adjustable-rate MBS; approximately 65% agency hybrid adjustable-rate MBS; approximately 18% agency fixed-rate MBS; and less than 1% agency floating-rate collateralized mortgage obligations, or CMOs.

At March 31, 2008, the current yield on Anworth’s Agency MBS portfolio was 5.61%, based on a weighted average coupon of 5.68% divided by the average amortized cost of 101.23%. The quarter-end unamortized premium was $69 million, or 1.2% of the par value. During the quarter ended March 31, 2008, the expense of amortizing the agency securities premium (based on prepayments and scheduled payments) was $3.5 million, compared to $3.4 million during the quarter ended December 31, 2007. During the quarter ended March 31, 2008, the constant prepayment rate, or CPR, of the Agency MBS and Non-Agency MBS was 18% and the CPR of the adjustable-rate and hybrid adjustable-rate Agency MBS was 19%. For the Agency MBS and Non-Agency MBS adjustable-rate and hybrid mortgage assets, the weighted average term to the next interest rate reset date was 38 months.

At March 31, 2008, the Non-Agency MBS portfolio at fair value was approximately $26 million, consisting of floating-rate CMOs with a principal balance of $47.5 million that were acquired at par value. This portfolio is not pledged to any repurchase agreement counterparties.

At March 31, 2008, the outstanding repurchase agreement balance was $5.1 billion with an average interest rate of 3.30% and an average maturity of 53 days. After adjusting for collateralized interest rate swap transactions, the average interest rate was 4.04% with an average maturity of 529 days. At March 31, 2008, Agency MBS with a fair value of $5.42 billion have been pledged under the repurchase agreements.

During the quarter ended March 31, 2008 and relative to average MBS earning assets, interest income earned was 5.64%, amortization of premium was (0.27)% and the average cost of funds was 4.33%, resulting in an interest rate spread of 1.04%.

At March 31, 2008, Belvedere Trust Mortgage Corporation is shown as a discontinued operation. Its assets were $46 thousand. Its liabilities were approximately $8 million, consisting of three claims related to repurchase agreement transactions against Belvedere Trust. Anworth is neither a co-party to nor a guarantor of Belvedere Trust’s repurchase agreements or any claims against Belvedere Trust.

Stockholders’ equity available to common stockholders of Anworth at March 31, 2008 was approximately $461.9 million, or $6.03 per share. The $461.9 million equals total stockholders’ equity of $510.8 million less the Series A Preferred Stock liquidating value of $46.9 million and less the difference between the Series B Preferred Stock liquidating value of $30.1 million and the proceeds from its sale of $28.1 million.

Lloyd McAdams, Anworth’s Chairman of the Board and Chief Executive Officer, stated, “We are pleased with the improvement in our 2008 first quarter’s net interest margins and earnings.

“An important source of the improvement was our ability to raise additional capital during the first quarter and invest it at significantly higher spreads that were accretive to the first quarter’s earnings.

“Declining interest rates during the first quarter have also continued to benefit our overall cost of financing.”

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust which invests in agency mortgage assets including mortgage pass-through certificates, collateralized mortgage obligations and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management's ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Agency MBS:
Agency MBS pledged to counterparties at fair value	$5,424,846	$4,478,983
Agency MBS at fair value	303,404	183,564
	5,728,250	4,662,547
Non-Agency MBS:
Non-Agency MBS at fair value	26,424	42,714

Cash and cash equivalents	14,343	12,440
Interest and dividends receivable	29,337	25,618
Derivative instruments at fair value	—	1,791
Prepaid expenses and other assets	9,028	52,371
Cash and cash equivalents of discontinued operations	33	—
Assets of discontinued operations	13	38
	$5,807,428	$4,797,519

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$38,380	$40,892
Repurchase agreements	5,077,400	4,227,100
Junior subordinated notes	37,380	37,380
Derivative instruments at fair value	104,296	45,193
Dividends payable on Series A Cumulative Preferred Stock	1,011	1,011
Dividends payable on Series B Cumulative Convertible Preferred Stock	471	471
Dividends payable on common stock	—	6,765
Accrued expenses and other liabilities	1,784	1,317
Liabilities of discontinued operations	7,762	7,834
	$5,268,484	$4,367,963

Series B Cumulative Convertible Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($30,150 and $30,150, respectively); 1,206 and 1,206 shares issued and outstanding, respectively	$28,108	$28,108

Stockholders’ Equity:
Series A Cumulative Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($46,888 and $46,888, respectively); 1,876 and 1,876 shares issued and outstanding, respectively	$45,397	$45,397
Common Stock: par value $0.01 per share; authorized 100,000 shares, 76,606 and 57,289 issued and outstanding, respectively	766	573
Additional paid-in capital	761,582	601,462
Accumulated other comprehensive loss consisting of unrealized losses and gains	(102,149)	(36,129)
Accumulated deficit	(194,760)	(209,855)
	$510,836	$401,448
	$5,807,428	$4,797,519

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except for per share amounts) (unaudited)

	Three Months Ended March 31,
	2008	2007
Interest income net of amortization of premium and discount:
Interest on Agency MBS	$67,579	$62,128
Interest on Non-Agency MBS	420	1,682
Other income	402	39
	68,401	63,849

Interest expense:
Interest expense on repurchase agreements	48,395	59,016
Interest expense on junior subordinated notes	695	794
	49,090	59,810

Net interest income	19,311	4,039

Net loss on derivative instruments	(280)	—
Expenses:
Compensation and benefits	(1,640)	(657)
Compensation—amortization of restricted stock	(51)	(207)
Other expenses	(775)	(714)
Total expenses	(2,466)	(1,578)
Income from continuing operations	16,565	2,461
Income from discontinued operations	12	303
Net income	$16,577	$2,764
Dividend on Series A Cumulative Preferred Stock	(1,011)	—
Dividend on Series B Cumulative Convertible Preferred Stock	(471)	(325)
Net income to common stockholders	$15,095	$2,439

Basic earnings per common share:
Continuing operations	$0.22	$0.04
Discontinued operations	—	0.01
Total basic earnings per common share	$0.22	$0.05

Diluted earnings per common share:
Continuing operations	$0.21	$0.04
Discontinued operations	—	0.01
Total diluted earnings per common share	$0.21	$0.05

Basic weighted average number of shares outstanding	69,708	45,614
Diluted weighted average number of shares outstanding	72,581	45,639

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman, 310-255-4438 or 310-255-4493